UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 8, 2018

Park Place Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55539	47-4488552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 700, 838 West Hastings Street, Vancouver	V6C 0A6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	1 (250) 996-421

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On February 20, 2018, Park Place Energy Inc. announced that our company has acquired an additional 12.25% of the South Akcakoca Sub Basin (“SASB”) gas field bringing our total interest to 49%.

The purchase price for the additional interest was US$265,000 and 1.5 million shares of the company’s common stock. The company completed the purchase on February 8, 2018. Approval was received by regulators in late 2017, thereby allowing for the acquisition to proceed. We issued the 1.5 million common shares to one (1) non-US person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

The SASB gas field is a shallow water offshore field located in the Black Sea, Turkey, with four platforms and several producing wells. Park Place is optimistic that the field has untapped potential and is working on assembling a program that will include six workovers, drilling two undeveloped discoveries and drilling one low risk exploration target from existing platforms, all which is expected to yield immediate gas production and revenues. The current price received for gas is approximately $6.25/mcf to the pipeline.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY INC.

/s/ Arthur Halleran
Arthur Halleran
President and Chief Executive Officer

Date: February 21, 2018